Exhibit 99.1

FOR IMMEDIATE RELEASE

Peerless Mfg. Co. Reports Fiscal Year 2004 and 4th Quarter Results

Dallas, Texas September 16, 2004 — Peerless Mfg. Co. (the “Company”), (Nasdaq: PMFG), today reported its operating results for its fourth quarter and year ended June 30, 2004.

For fiscal year 2004, the Company reported revenues from continuing operations of approximately $59.8 million, a decrease of approximately $5.1 million, or 7.9%, compared to revenues from continuing operations of approximately $64.9 million for the previous year. As the result of improved margins and reduced operating expenses during fiscal year 2004, the Company recorded net earnings from continuing operations of approximately $2.4 million or $.79 per diluted share, compared to net earnings from continuing operations of approximately $911,000 or $.30 per diluted share for the previous year. Loss from discontinued operations during the twelve months ended June 30, 2004, was $364,000, or ($.12) per diluted share, compared to a loss of $1.3 million, or ($.43) per diluted share for the previous year. Net earnings for the twelve months ended June 30, 2004 were approximately $2.0 million, or $.67 per diluted share, compared to a net loss of approximately $379,000, or ($.13) per diluted share, for twelve months ended June 30, 2003.

The Company reported fourth quarter revenues from continuing operations of approximately $13.0 million, a decrease of approximately $5.7 million, or 30.5%, compared to revenues from continuing operations of approximately $18.7 million in the same period last year. The Company recorded net earnings from continuing operations for the quarter ended June 30, 2004 of approximately $498,000 or $0.16 per diluted share, compared to net earnings from continuing operations of approximately $1.6 million or $0.51 per diluted share for the same period last year. The lower revenues and profits during the quarter related primarily to the completion of a multi-million dollar Environmental Systems refinery project during the last quarter of fiscal year 2003 and the first quarter of fiscal 2004. Loss from discontinued operations during the quarter ended June 30, 2004 was $170,000, or ($0.06) per diluted share, compared to a loss of $189,000, or ($0.06) per diluted share for the same period last year. Net earnings for the quarter ended June 30, 2004 were approximately $328,000, or $0.11 per diluted share, compared to net earnings of $1.4 million, or $0.45 per diluted share for the quarter ended June 30, 2003.

Mr. Sherrill Stone, Chairman and Chief Executive Officer of the Company, stated, “We are pleased to report our fiscal year results which demonstrated our ability to substantially improve our profitability, while operating in a challenging business environment. Our Environmental Systems business unit continues to be impacted by the slow-down in new power plant construction and timing uncertainties surrounding compliance with environmental regulations. However, we continue to believe that the prospects for growth in the environmental compliance market remain strong. The market for our nuclear and marine products has been steady and the shortage of natural gas supplies, coupled with the increased demand for natural gas, has created expanded opportunities for our separation filtration products. We are encouraged by the relative stability of our backlog, which was approximately $34 million at June 30, 2004 ($34 million at March 31, 2004), and our quotation activity remains strong. We continue to believe that our profitable position will be preserved by maintaining a strong balance sheet, continuing to scale our operations with market conditions, and adhering to stringent cost controls across the organization.”

About Peerless Mfg. Co.

Peerless Mfg. Co. is engaged in the business of designing, engineering, manufacturing and selling highly specialized products used for the abatement of air pollution and products for the separation and filtration of contaminants from gases and liquids. The Company, headquartered in Dallas, Texas, markets its products worldwide.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company include, but are not limited to: the growth rate of the Company’s revenue and market share, the consummation of new, and the non-termination of, existing contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Sherrill Stone, Chairman and Chief Executive Officer
Mr. Richard L. Travis, Vice President and Chief Financial Officer
Peerless Mfg. Co.
2819 Walnut Hill Lane
Dallas, Texas 75229
Phone: (214) 353-5590
Fax: (214) 351-4172
www.peerlessmfg.com

Peerless Mfg. Co.

Condensed Financial Information

(In thousands, except per share amounts)

Operating Results	Three months ended June 30,		Twelve months ended June 30,
	2004	2003	2004	2003
Continuing Operations
Revenues	$13,034	$18,745	$59,761	$64,854
Cost of goods sold	8,395	13,119	40,959	47,842

Gross profit	4,639	5,626	18,802	17,012
Operating expenses	3,634	3,914	14,929	16,429

Operating income	1,005	1,712	3,873	583
Other expense (income)	49	(623)	24	(727)
Income tax expense	458	781	1,447	399

Net earnings from continuing operations	498	1,554	2,402	911
Loss from discontinued operations (including gain on disposal of $140 and $0 for the twelve months ended June 30, 2004 and 2003, respectively), net of income tax benefit	(170)	(189)	(364)	(1,290)

Net earnings (loss)	$328	$1,365	$2,038	$(379)

Earnings (Loss) per Share
Basic — continuing operations	$0.17	$0.52	$0.80	$0.30
Basic — discontinued operations	(0.06)	(0.06)	(0.12)	(0.43)

	$0.11	$0.46	$0.68	$(0.13)

Diluted — continuing operations	$0.16	$0.51	$0.79	$0.30
Diluted — discontinued operations	(0.06)	(0.06)	(0.12)	(0.43)

	$0.11	$0.45	$0.67	$(0.13)

	Certain earnings per share amounts may not total due to rounding.
Weighted Average Shares Outstanding
Basic	3,007	2,999	3,003	2,996
Diluted	3,045	3,034	3,044	3,013

	June 30,
Condensed Balance Sheet Information	2004	2003
Current assets
Continuing operations	$35,258	$36,463
Discontinued operations	225	2,760

Total current assets	$35,483	$39,223

Total Assets
Continuing operations	$39,241	$40,852
Discontinued operations	234	2,911

Total assets	$39,475	$43,763

Current Liabilities
Continuing operations	$14,496	$20,588
Discontinued operations	306	864

Total current liabilities	$14,802	$21,452

Shareholders’ equity	$24,673	$22,311